Exhibit 16(14)

INDEPENDENT AUDITORS' CONSENT

Centennial Money Market Trust

We consent to the incorporation by reference in this Registration Statement No. 811-2945 on Form N-14 of our report dated January 22, 1997, appearing in the Annual Report of Daily Cash Accumulation Fund, Inc. for the year ended December 31, 1996 and our report dated July 22, 1997, appearing in the Annual Report of Centennial Money Market Fund for the year ended June 30, 1997 and to the references to us under the headings "Tax Consequences of the Reorganization" and "Tax Aspects of the Reorganization" appearing in the Prospectus, which is a part of this Registration Statement.


/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

Denver, Colorado
August 13, 1997